PRIVATE OFFERING NOTICE

                                [LOGO OMITTED]
                                1,000,000 Units
                           Merrill Lynch & Co., Inc.
                PROtected Covered Call EnhancED Income NotesSM
                    Linked to the Select 30 PROCEEDS Index
                               due August , 2009
                               (the "PROCEEDS")
                   US$10 public offering price per security
                            Private Offering Notice
                                 Summary Terms
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The securities:
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o    100% principal protection at maturity.     o    The Reference Index is a composite index
o    Senior unsecured debt securities of             that measures the performance of a
     Merrill Lynch & Co., Inc.                       strategy that allocates hypothetical
o    Linked to the value of the Select 30            funds among three index components: (i)
     PROCEEDS Index (the "Reference Index").         "Basket Units" representing the value of
o    Variable quarterly interest payments may        hypothetical purchases of certain stocks
     be paid, depending upon the performance         and sales of call options on those
     of the Basket Units described below.            stocks in the "Select 30 Basket" using a
o    The securities will not be listed on any        "covered-call" strategy, (ii) "Zero
     securities exchange.                            Coupon Bond Units" representing the
o    Expected settlement date: August , 2004.        value of hypothetical zero coupon bonds
o    The securities are made available to            and (iii) "Leverage Units" representing
     each investor outside of the United             the cost of hypothetical borrowed funds
     States in a minimum initial investment          which may increase allocations to the
     of US$50,000 or such other amount, and          Basket Units. The Reference Index will
     subject to such other restrictions, as          be rebalanced periodically pursuant to a
     may be applicable to such investor under        formula described in the attached
     the private offering rules of any               offering document. This rebalancing will
     jurisdiction outside of the United              reflect changes in the performance of
     States.                                         the Basket Units, prevailing interest
                                                     rates and market conditions, all as more
Payment at maturity:                                 fully described in the attached offering
                                                     document. The level of the Reference
o    On the maturity date, for each unit of          Index will be reduced by certain fees,
     the securities an investor owns, Merrill        deductions and charges.
     Lynch & Co., Inc. will pay an amount       o    The stocks in the Select 30 Basket will
     equal to the sum of the principal amount        be reconstituted annually, first by
     of the securities and an additional             identifying the 300 most liquid stocks
     amount (which may be zero) based on the         in the S&P 500. From these stocks, at
     percentage increase, if any, in the             least 100 will be identified which have
     level of the Reference Index.                   the highest rankings for earnings and
                                                     dividends growth, as ranked by the S&P
                                                     Common Stock Ranking System. These 100
                                                     or more stocks will then be divided
                                                     according to their S&P Global Industry
                                                     Classifications. Finally, each of the
                                                     thirty stocks having the highest
                                                     annualized volatility across the various
                                                     classifications will be identified.

                                                o    At maturity, an investor will receive no
                                                     less than the principal amount of their
                                                     securities.

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The securities (the "Securities"), the subject of the attached offering document
(the "Offering Document"), have not been approved for public sale in any jurisdiction outside of the United States. As such, the Securities are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any person in the United Kingdom or any other person by any recipient without the express written consent of the Company. The Securities are not being offered within the United Kingdom.

The discussion contained in the Offering Document relating to the tax implications of investing in the Securities is not based upon, and does not reflect, the tax laws of any jurisdiction outside of the U.S. Accordingly, investors should consult their local tax advisor before making an investment in the Securities.

This Notice and the Offering Document have been issued by Merrill Lynch & Co., Inc. (the "Company") for information only. Prospective investors should not treat the contents of this Notice as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Securities. Attention is drawn in particular to risk factors on pages S-10 to S-15 of the Offering Document.




                            PRIVATE OFFERING NOTICE

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Investors should also note the following:

     (a) The Securities are denominated in United States dollars. Investors that purchase securities with a currency other than U.S. dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

     (b) The price and value of the Securities and the income from them can fluctuate and may fall against the investor's interest and an investor may get back less than he invested.

     (c) Investment in the Securities may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Securities and the suitability of purchasing the Securities in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

     (d) Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of any Securities.

     (e) MLPF&S or one of its affiliates may be the only market maker, if any, in the Securities.

     (f) Information relating to taxation is based on information currently available. The levels and bases of, and reliefs from, taxation in relevant jurisdictions can change. The value of any reliefs depends upon the circumstances of the investor. See additional comments about taxation above.










                   The date of this Notice is August 5, 2004

                    This Notice supplements the Preliminary
                    Prospectus Supplement, dated August 5,
                        2004, and the Prospectus, dated
                              November 26, 2003.